Exhibit 99.1

Marvin S. Hausman MD Rejoins OXIS International Inc. Board of Directors

PORTLAND, Ore.—(BUSINESS WIRE)—Aug. 23, 2004—OXIS International, Inc. (OTCBB:OXIS) announced today that Marvin S. Hausman MD has rejoined the Board of Directors. Dr. Hausman previously served on the OXIS board of directors from March 2002 to November 2003.

Dr. Hausman is currently chairman and CEO of Axonyx, Inc., which acquired 53% of the outstanding common stock of OXIS on Jan. 15, 2004. In addition, Dr. Hausman owns 4.3% of OXIS.

Dr. Hausman was a co-founder of Medco Research Inc., a pharmaceutical biotechnology company specializing in adenosine products. He has thirty years experience in drug development and clinical care. Dr. Hausman received his medical degree from New York University School of Medicine in 1967 and has done residencies in General Surgery at Mt. Sinai Hospital in New York, and in Urological Surgery at U.C.L.A. Medical Center in Los Angeles. He also worked as a Research Associate at the National Institutes of Health, Bethesda, Maryland. He has been a Lecturer, Clinical Instructor and Attending Surgeon at the U.C.L.A. Medical Center Division of Urology and Cedars-Sinai Medical Center, Los Angeles. He has been a Consultant on Clinical/Pharmaceutical Research to various pharmaceutical companies, including Bristol-Myers International, Mead-Johnson Pharmaceutical Company, Medco Research, Inc., and E.R. Squibb. Since October 1995 Dr. Hausman has been the President of Northwest Medical Research Partners, Inc., a medical technology and transfer company.

About OXIS

OXIS International Inc., headquartered in Portland, Ore., focuses on developing technologies and products to research, diagnose, treat and prevent diseases associated with damage from free radical and reactive oxygen species - diseases of oxidative stress. The Company holds the rights to three therapeutic classes of compounds in the area of oxidative stress, and develops, manufactures and markets products and technologies to diagnose and treat diseases caused by oxidative stress.

Statements in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, any statements regarding beliefs, plans, estimates, projections, expectations, goals or intentions regarding the future. Factors that could cause actual results to differ materially from the forward-looking statements include risks and uncertainties such as the Company’s ability to raise adequate funding, unforeseen difficulties related to the Company’s oxidative stress and other diagnostic products; decreases in the rate of spending by the Company’s customers; the development by the Company’s competitors of new competing products; and other risks indicated in the Company’s filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the documents filed by the Company with the Securities and Exchange Commission, specifically the annual report on Form 10-KSB for the year ended Dec. 31, 2003, filed with the Securities and Exchange Commission on March 26, 2004, and the Company’s quarterly reports on Form 10-QSB filed thereafter.

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